                                                                         EX-99.1


                MEDIA:        ANALYSTS:
                Stephen K. Dishart  Donald J. MacLeod
                (412) 234-0850  (412) 234-5601


FOR IMMEDIATE RELEASE

              MELLON REMAINS FOCUSED ON SUCCESSFUL GROWTH STRATEGY

PITTSBURGH, May 20, 1998--Mellon Bank Corporation (NYSE: MEL) today acknowledged the withdrawal of The Bank of New York's unsolicited merger proposal. The decision by the Mellon board of directors to unanimously reject BONY's proposal was based upon the judgment of what is best for all of Mellon's constituencies. Mellon is doing extremely well; our shareholders, customers, employees and communities will continue to be best served by the growth strategy that has contributed to our outstanding momentum and exceptional performance for our shareholders.

     Based on a very careful, thorough and comprehensive review by the Mellon board of directors, BONY's request to meet with Mellon's board was unanimously rejected. At the board's direction, the following letter responding to BONY's request was sent to Tom Renyi and BONY's board of directors on Tuesday, May 19, 1998.

     The text of Mellon's letter responding to Renyi follows:
May 19, 1998

Mr. Thomas A. Renyi
Chairman & Chief Executive Officer
The Bank of New York Company, Inc.
48 Wall Street
New York, New York 10286

Dear Tom:

Mellon's board of directors has met, considered and unanimously rejected the request made in your letter of May 14, 1998, that you be invited to meet with Mellon's board to present your merger proposal.

                                     -more-

Mellon Acknowledges BONY Withdrawal
May 20, 1998
Page 2


The board's principal concern, and a key reason for rejecting your merger proposal, is the board's lack of confidence in you and your proposal. Your persistent propagandizing, regardless of your repeated statements only to pursue your proposal on a consensual basis, has only served to confirm the board's view. The board will not allow itself to be used by you as a forum for your ill-conceived campaign to pressure it into making a decision that would violate its judgment and responsibility.

Your continued public comments and efforts to force an unwanted merger between our two companies are detrimental to Mellon. Accordingly, the board has directed me to communicate to you again in the hope that you may finally understand why Mellon's board came to its unequivocal determination.

As spelled out in the following eight points, a merger with BONY is not in the best interests of our shareholders, customers, employees or the communities we serve.

1. Mellon's board unanimously concluded that a merger with BONY would be detrimental to all Mellon constituencies. The board has given your proposal thorough consideration. The decision to reject the proposal is based upon extensive discussions and due diligence by management over a two-year period, assisted by independent legal and financial advisers. It was concluded that a merger would not enhance the shareholder value we have worked so hard to build, but would actually result in lower value for our shareholders. The fact is that our communities are our business; and our employees are key to our success. The extreme layoffs required by the merger would be devastating to our business strategy, employees and the economies of the regions where we operate.

2. Mellon's board lacks confidence in you and your proposal. Key among the reasons for rejection of the proposal is the Mellon board's lack of confidence in you as a leader of such a complex company. We have made this abundantly clear to you over the past two years. Our board does not believe you have the commitment or the experience to implement a strategy that capitalizes upon the quality of the Mellon franchise and the value inherent in it. The unrealistic cost savings and revenue enhancements you propose indicate that you do not understand Mellon's businesses and our customer base. As a result, the proposal presents significant execution risks that threaten Mellon's revenue retention and future growth.

3. Mellon has delivered outstanding shareholder returns and is positioned for continued superior growth in the future. Many of our shareholders have expressed concern about the risks of the proposed transaction while restating their belief in our ability to continue to deliver superior shareholder value. One need only look at our total return of 911 percent over the decade of the 1990s to realize that Mellon has delivered on its strategy. During the same time, the return on the Keefe, Bruyette & Woods 50 bank index was 473 percent while the S&P 500 was 297 percent. Our most recent earnings set another record with outstanding returns, which we believe are indicative of the future. In the first quarter of 1998, Mellon's return on common equity was 21.6 percent and return on assets was 1.89 percent, placing us among the industry leaders. These results incorporate 16 percent year-over-year growth in fee revenue, which resulted in a 13 percent increase in income on a reported basis and a 14 percent increase on a tangible basis over the first quarter of 1997. Our results, you will note, were not dependent on an aggressive stock repurchase program such as your company has used.

                                     -more-

Mellon Acknowledges BONY Withdrawal
May 20, 1998
Page 3

4. Your proposal creates substantial execution risks that severely threaten revenue retention and growth. Your proposal is based on unrealistic and unattainable goals to achieve the financial projections required to make the merger accretive to BONY shareholders. The proposal significantly overemphasizes expense reduction which jeopardizes real top-line revenue growth. Not only does the proposal require that revenues grow at the natural growth rate of the individual companies, but it also assumes retention of all existing revenue and achieving an additional $200 million to $300 million in revenue by the end of the first year--this, while costs are being cut dramatically within one year by $700 million and thousands of employees are being terminated. At the same time, both companies face the challenge of year 2000 compliance. In addition, difficulty in retaining key employees in this type of atmosphere-- particularly in high-value-added businesses like investment management--further threatens the revenue growth potential.

5. Our tolerance for risk is not compatible. Mellon has consistently pursued a strategy that includes a strong and highly profitable retail banking business. This stable, relatively low-risk business has been an important contributor to Mellon's growth in earnings. You have indicated that retail banking is not a part of BONY's strategy and that you would divest this business as soon as you meet certain pooling tests. At the same time, your organization has chosen to pursue large corporate lending aggressively, creating significantly larger risk concentrations that are unacceptable to Mellon's board. The combination of these two factors would increase substantially the risk profile for Mellon shareholders.

6. The Mellon customer defections resulting from a BONY merger would be significant. In the high-return fee businesses, our customers--a number of whom have come to us from BONY--demand sophisticated product features and a high level of service. Customers, particularly in our trust businesses, have told us directly that they will sever their relationship with us if a merger with BONY goes forward. Losing customers means lost revenue and lost shareholder value and it is inconsistent with your assumption that all existing revenue would be retained.

7. Mellon's strategy works. Your persistence in this matter is recognition that Mellon's strategy is successful, yet the proposed merger strikes at the heart of that strategy. As BONY has acknowledged, "there is no other organization that has the mix of businesses that Mellon does." The balance and mix of our business lines, predominantly in the high-growth, high-return businesses, as well as our broad base of fee and non-fee businesses, allow us to continually increase earnings while minimizing volatility. It also allows Mellon to be less sensitive to economic and business cycles. Finally, by not overreaching in any single business, Mellon limits its exposure to large downside potential when market or economic conditions negatively impact a particular area. In fact, this is in sharp contrast to BONY's business mix which is heavily concentrated in the lower-growth, lower-return, higher capital-attracting sectors. This concentration would dilute Mellon's higher-growth, higher-return, lower capital-attracting businesses.

8. Your proposal may or may not serve BONY's needs, but it certainly does not serve Mellon's. In fact, it would put at risk the entire Mellon franchise to the ultimate disadvantage of shareholders, customers, employees and communities. Our track record speaks for itself. Our only responsible course of action, having thoroughly analyzed and studied BONY and its proposal, is to use Mellon's strengths to support our strategy, not yours; our shareholders, not yours; our employees, not yours; and our communities, not the communities served by your company.

                                     -more-

Mellon Acknowledges BONY Withdrawal
May 20, 1998
Page 4

Tom, you have repeatedly stated that your proposal is conditioned upon being consensual. Your continued agitation is harmful to Mellon. It is time for you to live up to your public statements, withdraw your offer and abandon permanently your hostile takeover efforts.


Sincerely,
Frank V. Cahouet
Chairman, President and Chief Executive Officer
cc:  The Bank of New York Board of Directors

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